ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into by and between Hypertension Diagnostics, Inc., a Minnesota corporation (the “Seller”) and Cohn Prevention Centers, LLC, a Minnesota limited liability company (the “Buyer”) as of August 24, 2011 (the “Effective Date”).

WITNESSETH:

WHEREAS, the Seller has developed intellectual property, technology and technical know-how into a series of arterial elasticity measurement technology products designed by the Seller specifically for use in both clinics and research environments for non-invasively measuring the elasticity of large and small arteries, allowing a physician or researcher to profile individuals with respect to their cardiovascular health and provide early assessment of vascular disease (the “Business”); and

WHEREAS, Buyer now wishes to purchase certain of the assets of the Business and obtain a limited license to certain IP rights of the Seller in connection with the Business, and the Seller now wishes to sell certain of the assets of the Business and provide a limited license to certain IP rights of the Seller to the Buyer, each subject to the terms, conditions, covenants and agreements contained herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
PURCHASE OF ASSETS; LIABILITIES EXCLUDED AND ASSUMED; LICENSE

1.01           Purchased Assets.  At the Closing (as defined in Section 8.01), subject to the terms and conditions of this Agreement and except for the Excluded Assets, the Seller shall sell, assign, convey and transfer to Buyer, and Buyer shall purchase, accept and acquire from the Seller, all of the assets of the Business owned by the Seller as of the Effective Date and including only the assets listed in Exhibit 1.01 hereto, wherever located (such assets being hereinafter referred to collectively as the “Purchased Assets”).

1.02           Excluded Assets.  Notwithstanding anything contained herein to the contrary, it is understood that any assets of the Seller not set forth in Exhibit 1.01, including, without limitation, the domain name www.hdii.com, shall not be Purchased Assets, shall be specifically excluded from transfer to the Buyer hereunder and all such assets shall hereinafter be referred to collectively as the “Excluded Assets.”

1.03           Excluded Liabilities.  Except as specifically provided in Section 1.04, the Buyer shall not assume, nor shall it agree to pay, perform or discharge any liability of any kind or nature whatsoever of the Seller, known or unknown, in existence at the Closing Date or arising thereafter (collectively, the “Excluded Liabilities”).  The Seller shall remain liable for, and shall discharge, when due, all of the Excluded Liabilities.

           (a)           Excluded Liabilities specifically includes any financial obligation Seller may have to pay royalties pursuant to any agreement(s) with the University of Minnesota.

           1.04           Assumed Liabilities.  At the Closing, the Buyer shall assume only the following obligations of the Seller (collectively the “Assumed Liabilities”):

(a)           liabilities specifically related to the Purchased Assets arising after the Closing Date;

(b)           assumption, after the Closing Date, of the Seller’s obligations under that certain real property lease as set forth in Disclosure Schedule 1.04 (the “Assumed Lease”);

(c)           all warranty and ongoing product support required by applicable regulatory agencies arising after the Closing Date (based on date of occurrence); and

(d)           responsibility for, and any and all liability attendant to or arising from, Quality System expenses related to preservation of the Seller’s FDA, ISO-13485, CMDCAS and CE Mark certifications.

(e)           liabilities that may be required to be paid to the University of Minnesota from sales occurring after the Closing Date

           1.05           Sublicense Agreement.  At the Closing, the Buyer and the Seller shall enter into an agreement substantially in the form attached hereto as Exhibit 1.05 (the “Sublicense Agreement”) pursuant to which the Seller shall grant a limited license to the Buyer for the right to use the certain of the Seller’s intellectual property, technology and technical know-how with respect to the Purchased Assets including, without limitation, the Seller’s arterial elasticity measurement technology exclusively in CVC clinics, including clinics that may be owned, licensed, franchised or operated in conjunction with a CVC clinic (“CVC Network”) and for CVC Network Research (as defined in the Sublicense Agreement).  The right to use the Seller’s intellectual property, technology and technical know-how for all other applications beyond the CVC Network, including CVC Network Research, and all other markets shall remain the exclusive right of the Seller. In connection with such Sublicense Agreement, the Buyer shall retain the right to sell any existing inventory which comprises the Purchased Assets to any customer in any market where they can be legally sold; provided, however, that any development of a next generation arterial measurement device would be limited to use and sale within the CVC Network and any rights to development of a next generation arterial measurement device beyond the use and sale within the CVC Network including CVC Network Research shall remain the exclusive right of the Seller.

ARTICLE II
PURCHASE PRICE

           2.01           Purchase Price.  The purchase price for the Purchased Assets shall consist of a combination of the following: (a) a cash purchase price paid in two installments totaling either Two Hundred Seventy-Five Thousand Dollars ($275,000.00) or Three Hundred Twenty-Five Thousand Dollars ($325,000.00) (the “Cash Purchase Price”) to be paid in installments as set forth in Section 2.02 (each of which shall constitute an “Installment”), and (b) an additional purchase price comprised of royalty fees as set forth in Section 2.03 (the “Additional Purchase Price” and, together with the Cash Purchase Price, the “Purchase Price”).

2.02           Cash Purchase Price.  Subject the terms and conditions set forth in this Agreement, the Buyer shall pay the Seller the Cash Purchase Price in two (2) Installments by wire transfer of immediately available funds to such cash account or accounts as may be specified by the Seller, as follows:

(a)           on the Closing Date, the Buyer shall pay to the Seller One Hundred Twenty Five Thousand Dollars ($125,000.00):

(b)           Buyer shall pay to Seller either:

           (i)           no later than twelve (12) months following the Closing Date, the amount of One Hundred Fifty Thousand Dollars ($150,000.00); or

           (ii)           no later than eighteen (18) months following the Closing Date, the amount of Two Hundred Thousand Dollars ($200,000.00).

(c)           Buyer shall evidence its obligation to pay the second Installment of the Cash Purchase Price by providing to the Seller a promissory note in the amount of up to Two Hundred Thousand Dollars ($200,000.00) as more specifically set forth therein (the “Promissory Note”) and will execute a security agreement related thereto collateralizing the assets transferred hereunder (the “Security Agreement”).  Copies of the Promissory Note and the Security Agreement are attached hereto as Exhibit 2.02.

2.03           Additional Purchase Price.  Following the Closing, as additional consideration for the Purchased Assets, the Buyer shall pay to Seller the Additional Purchase Price in the form of a royalty payment of One Thousand Two Hundred Dollars ($1,200.00) on each of the first fifty (50) units sold by the Buyer (the “Royalty Payment”). Royalty payments will be calculated and paid to HDI not later than thirty (30) days after the end of each calendar quarter, and shall set forth the detailed basis of CPC’s calculation of royalties due. HDI shall have the right to audit, at reasonable times and intervals but not more than once annually, the relevant books and records of CPC to ensure compliance with this Agreement. If any audit reveals and underpayment of royalties due to HDI of more than five percent (5%), CPC shall reimburse HDI for the cost of the audit..
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2.04           Allocation of the Purchase Price.  The Purchase Price, plus Assumed Liabilities that are treated as additional consideration for federal Tax purposes, shall be allocated for federal and state Tax purposes as specified in Exhibit 2.04.  Each of the parties to this Agreement shall report these transactions for Tax purposes in accordance with such allocation, after adjustment for the expenses of such parties incident to the transaction.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules attached hereto, the Seller hereby represents and warrants to the Buyer as follows, with full knowledge that such representations and warranties are a material consideration and inducement to the execution of this Agreement by Buyer and the consummation of the transactions contemplated hereunder.

3.01           Organization and Authorization.

           (a)           The Seller is a corporation duly organized and qualified, validly existing and in good standing under the laws of the State of Minnesota. The Seller has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets. Except where failure to qualify as a foreign corporation or maintain corporate good standing has not, and is not reasonably expected to, have a materially adverse effect on the Business, the Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the Purchased Assets owned or used by the Seller, or the nature of the activities conducted by the Seller, requires such qualification.  The Seller has the full corporate power and authority to enter into this Agreement and all other agreements, documents and certificates contemplated or required of the Seller hereby (collectively, the “Seller Documents”) and to consummate the transactions contemplated under this Agreement and the Seller Documents.

(b)           The execution and delivery of this Agreement and each Seller Document by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly approved by the disinterested members of the board of directors and the shareholders of the Seller, as applicable, and no other corporate or regulatory action on the part of the Seller is necessary to approve and authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated under this Agreement and the Seller Documents.  This Agreement and each Seller Document have been duly and validly executed and delivered by the Seller and constitute the valid and binding agreements of the Seller, enforceable against the Seller in accordance with their respective terms.

(c)           The execution and delivery of this Agreement and each Seller Document by the Seller and the consummation by the Seller of the transactions contemplated by this Agreement and the Seller Documents will not (i) violate or conflict with any provision of the articles of incorporation or bylaws (or their equivalents) of the Seller; (ii) breach, violate or constitute an event of default (or an event that with the lapse of time, or the giving of notice, or both, would constitute an event of default) under or give rise to any right of termination, cancellation, modification or acceleration under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, or any other agreement, instrument or obligation to which the Seller is a party, or by which the Seller or any of its properties or assets is bound; (iii) result in the creation of any lien, claim, encumbrance, right of first refusal or right of first negotiation, or other right of any third party of any kind whatsoever upon the properties or assets of the Seller or allow any such right that was previously created to become exercisable; (iv) violate or conflict with any Order or Law, where: (A) “Order” means any award, decision, injunction, judgment, order, ruling, decree, subpoena or verdict entered, issued or made or rendered by any Governmental Authority or arbitrator, and shall include any consent order or decree; (B) “Law” means any law, ordinance, principle of common law, regulation, statute or treaty, whether federal, state, local, municipal, foreign, international or multinational; and (C) “Governmental Authority” means any court, tribunal or panel, and any government, government agency, authority or regulatory body, whether federal, state, local, municipal, foreign, international or multinational (except for anything that would be a breach of the representations in the foregoing clauses (ii), (iii) and (iv), but would not, individually or in the aggregate, have a material adverse effect on the operations, the Purchased Assets, financial condition or results of operations of the Business); or (v) require, on the part of the Seller, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any Governmental Authority, other than such filings, registrations, permits, licenses, consents, authorizations, or approvals which, if not made or obtained, as the case may be, would not, in the aggregate have a material adverse effect on the business, operations, properties, assets, financial condition, results of operations or prospects of the Business.

(d)           Copies of the organizational documents and bylaws of the Seller delivered or made available to the Buyer are the complete, true, and correct organizational documents and bylaws of the Seller in effect as of the date hereof.  The minutes of directors’ and shareholders’ meetings, actions taken by written consent and the stock books of the Seller made available to the Buyer are the accurate records of directors’ and shareholders’ meetings, actions taken by written consent and stock issuances through and including the date hereof.

3.02           Compliance with Laws.  Except as may be set forth at Disclosure Schedule 3.02, during the three (3) year period preceding the date of this Agreement the Seller has been, to the Seller’s actual Knowledge in compliance with all Laws that are or were applicable to the Seller or to the conduct or operation of the Business or the ownership, operation or use of any of the Purchased Assets and no event has resulted that constitutes the violation of any Law.

3.03           Financial Matters.  The Seller has delivered to the Buyer copies of its audited financials  financial statements (including balace sheet, income statement and statement of cash flows) and for the fiscal year ended June 30, 2010, and its unaudited  financial statements (including balace sheet, income statement and statement of cash flows) as of March 31, 2011 and June 30, 2011 (collectively, the “Financial Statements”), which are true and correct in all material respects.  The Financial Statements have been prepared in good faith to reflect the historical operations and the financial position of the Seller as of their respective dates, and in accordance with historical practices consistently applied and GAAP.

           3.04           Absence of Certain Changes and Events.  Except as set forth on Disclosure Schedule 3.04, since June 30, 2011, there has not been with respect to the Purchased Assets:

(a)           any material adverse change in the assets, liabilities or financial condition of the Seller;

(b)           any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the operations, properties, assets, including the Purchased Assets, or results of operations of the Seller;

(c)           with the exclusion of the Minot Building purchase, which has been previously publicly disclosed, any merger, consolidation or share exchange or agreement to merge, consolidate or exchange shares with any other corporation (or any transaction having a similar effect) involving the Seller, or any acquisition of, or agreement to acquire, any stock, business, property or assets of any other person, firm, association, corporation or other business organization, to which the Seller is or was a party;

(d)           any capital expenditure not made in the ordinary course or previously committed as reflected in written budgets previously provided to the Buyer or any new capital expenditure or other commitment by the Seller in excess of $5,000.00;

(e)           except in the ordinary course of business, any sale or granting to any party or parties of any license, franchise, option or other right of any nature whatsoever to sell, distribute, license or otherwise deal in or with products or services of the Seller;

(f)           any arrangement providing for discounts, incentive awards or other promotional allowances;

(g)           any material liability or obligation (absolute, accrued, contingent or otherwise) incurred by the Seller other than in the ordinary course of business consistent with past practice;

(h)           any change in any method of accounting or accounting practices or principles used by the Seller not in the ordinary course of business consistent with past practice;

(i)           any waiver by the Seller of any material claim or right;

(j)           any sale, transfer or other disposition by the Seller of any of its assets, except in the ordinary course of business consistent with past practice and except for any of the Excluded Assets; or

(k)           except for the Retention Bonus Agreement with Greg Guettler, any amount paid, loaned or advanced by the Seller or asset transferred or leased to any employee by the Seller except in the ordinary course of business and consistent with past practice and except for any of the Excluded Assets.

           3.05           Taxes.

(a)           (1) the Seller has accurately prepared and timely filed with each applicable Tax Authority all Returns of every kind for Taxes required to be filed by it and has duly paid any such Taxes due to or claimed to be due from it, whether or not shown on any Return, by each such Tax Authority, (2) no Tax Authority is now asserting or, to the Seller’s knowledge, threatening to assert against the Seller any deficiency or claim for additional Taxes, (3) no state, local or foreign Tax Authority is currently claiming or investigating whether the Seller is liable for Taxes in such taxing jurisdiction, except such jurisdiction where the Seller has filed a Return for such Taxes, and (4) the Seller has delivered to Buyer copies of its Returns for its three (3) most recent tax years and a pro forma of the Seller’s liability for Taxes for its current tax year.

(b)           For purposes of this Agreement:

           (i)           “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including federal, state, city, county, parish, foreign or other income, franchise, capital stock, real property, personal property, intangible, withholding, FICA (or similar), unemployment compensation, disability, transfer, sales, use, excise, gross receipts, alternative or add-on-minimum, estimated and all other taxes of any kind for which the Seller may have any liability imposed by any Governmental Authority (including interest, penalties or additions associated therewith) whether disputed or not, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group;

           (ii)           “Tax Authority” means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other person or entity that is acting for, on behalf or as a part of any foreign or domestic government (or any political subdivision thereof) that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax; and

           (iii)           “Returns” means all returns, declarations, reports, statements, claims for refunds, estimated returns or reports, and other documents required to be filed in respect of Taxes, including any amendments or supplements to any of the foregoing.

           3.06           Real Property.  Disclosure Schedule 3.06(b) contains a complete list and legal description, if available, of all real property that the Seller owns and/or occupies or is entitled or required to occupy as a tenant or subtenant.

           3.07           Tangible Personal Property.  The Seller has good and valid title to all tangible personal property that it purports to own, free and clear of any liens, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever, except for (1) rights of lessors or lessees under the terms of the existing leases which are disclosed in Disclosure Schedule 3.07; (2) liens for Taxes not yet due and payable; (3) liens imposed by any Law and incurred in the ordinary course of business for obligations not yet due and payable to laborers, materialmen and the like; (4) unperfected purchase money security interests existing in the ordinary course of business without the execution of a security agreement; and (5) liens and encumbrances disclosed in Disclosure Schedule 3.07.  Except as set forth on Disclosure Schedule 3.07, all tangible personal property which is in the Seller’s possession and control and is currently used in the Business, including, without limitation, the Purchased Assets, is free from material defects, has been maintained in accordance with normal industry practice, and is in reasonably good operating condition and repair, subject to normal wear and tear.

           3.08           Required Governmental Licenses and Permits.  The Seller maintains as valid and current all material licenses, permits or other authorizations of Governmental Authorities necessary for the sale and licensing of its products and services and all other material licenses, permits or other authorizations of Governmental Authorities necessary for the conduct of the Business. A list of material licenses, permits and authorizations applicable to the Purchased Assets is set forth in Disclosure Schedule 3.08

           3.09           Customers.  To the knowledge of the Seller, the consummation of the transactions contemplated hereunder will not have any material adverse effect on the business relationship of the Seller with any customer relative to the Purchased Assets and/or the License Agreement.

           3.10           Contracts and Commitments.

(a)           Disclosure Schedule 3.10 lists any material agreement, contract, lease, consensual obligation, promise or undertaking, whether written or oral, express or implied, and whether or not legally binding which obligates the Seller for an amount equal to or greater than $3,600, (1) under which the Seller has or may acquire any rights or benefits, (2) under which the Seller is now or may become subject to any obligation or liability, or (3) by which the Seller or any of the assets owned or used by the Seller, including the Purchased Assets, is or may become bound (collectively, the “Contracts”).

(b)           The Seller is not in default under any Contract and has not received any notice of cancellation or termination in connection therewith.  No party to a Contract has given written notice that such party is claiming that a Contract to which it is a party is invalid or unenforceable.

                      (c)           To the knowledge of the Seller: (1) there are no pending or threatened bankruptcy, insolvency, or similar proceedings with respect to any party to any Contract, and (2) no event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by either the Seller or any other party thereto.

3.11           Litigation.

(a)           Disclosure Schedule 3.11 sets forth (1) all litigation, claims, suits, actions, arbitrations, investigations or administrative or other proceedings pending or, to the knowledge of the Seller, threatened against the Seller or involving any of its properties or business and (2) indicates which of such matters are being defended by an insurance carrier, and which of the matters being so defended are being defended under a reservation of rights. To the Seller’s actual knowledge, none of the matters required to be listed in Disclosure Schedule 3.11 (singly or in the aggregate) are reasonably likely to result in a material adverse effect on the business or financial condition of the Seller, including, without limitation, the Purchased Assets, and the Seller is not aware of any facts that would give rise to such a claim.

                      (b)           There are no unsatisfied judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against the Seller or affecting in any way the Purchased Assets.  No present or former officer or director of the Seller has or will have any claim for indemnification from the Seller related to any act or omission prior to the Closing Date by such present or former officer or director.

           3.12           Intellectual Property Rights.

(a)           Disclosure Schedule 3.12 sets forth a list and description of (1) all trademarks, service marks, trademark registrations, trademark and service mark registration applications, copyrights, inventions, designs, trade styles, logos, patents and patent applications owned by the Seller which comprise the Purchased Assets and/or which are the subject matter of the License Agreement (individually and collectively, the “Intellectual Property Rights”), and the jurisdiction in or by which such Intellectual Property Rights have been registered, filed or issued, (2) all trade names owned or used by the Seller and the jurisdictions in which such trade names have been registered or filed, and (3) all material contracts, agreements or understandings pursuant to which the Seller has authorized any person to use, or any person has the right to use, in any business or commercial activity, any of the items listed in clauses (1) and (2) above.

(b)           The Seller owns or has the exclusive right to use free of any material liens the Intellectual Property Rights, except where the failure to own or have such right to use would not, in the aggregate, have a material adverse effect on the business of the Seller.  The validity of the Intellectual Property Rights has not been questioned in any prior litigation and is not the subject of any claim or demand of any person relating to, or any proceedings that are pending or, to the knowledge of the Seller, threatened, which challenge the rights of the Seller in respect of the Intellectual Property Rights.  The Seller does not know of any valid basis for any such claim.  The use of the Intellectual Property Rights by the Seller does not infringe on the rights of any person or entity.  The Seller has no knowledge of any party that is infringing or has infringed the Intellectual Property Rights.

           3.13           Other.  No representation or warranty by the Seller in this Agreement, the Disclosure Schedules to this Agreement or any certificate furnished to Buyer pursuant to Section 8.05(a), contains or will contain as of the date made any untrue statement of a material fact, or omits to state a material fact, necessary to make the statements herein or therein not misleading.

           3.14           Copies.  To the extent copies of documents referred to in the Disclosure Schedules have been delivered or otherwise made available by the Seller to the Buyer, the copies of such documents have been true and complete copies of the documents in the Seller’s files.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

           The Buyer hereby represents and warrants to the Seller as follows, with full knowledge that such representations and warranties are a material consideration and inducement to the execution of this Agreement by the Seller and the consummation of the transactions contemplated hereunder.

           4.01           Organization and Authorization.  The Buyer is duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets.  The Buyer has the full corporate power and authority to enter into this Agreement and all other agreements, documents and certificates contemplated or required of it under this Agreement (collectively, the “Buyer Documents”) and to consummate the transactions contemplated under that Agreement and the Buyer Documents.  The execution and delivery by the Buyer of this Agreement and each of the Buyer Documents and the consummation by the Buyer of the transactions contemplated under this Agreement and the Buyer Documents have been duly approved by the board of directors of the Buyer, and no other corporate action on the part of the Buyer is necessary to approve and authorize the execution and delivery of this Agreement and each of the Buyer Documents or to consummate the transactions contemplated under this Agreement and the Buyer Documents.  This Agreement and each of the Buyer Documents have been duly and validly executed and delivered by the Buyer and constitute the valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their respective terms.

           4.02           No Conflict.  The execution and delivery of this Agreement and each of the Buyer Documents by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (i) violate or conflict with any provision of the articles of incorporation or bylaws of the Buyer; (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice, or both, would constitute an event of default) under, or give rise to any right of termination, cancellation, modification or acceleration under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise or other agreement, instrument or obligation to which either the Buyer is a party, or by which either the Buyer or any of its properties or assets is bound; (iii) result in the creation of any lien, claim, right of first refusal or right of first negotiation, encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of the Buyer or allow any such right that was previously created to become exercisable; (iv) violate or conflict with any Order or Law (except for anything that would be a breach of the representations in the foregoing clauses (ii), (iii) and (iv) but would not, individually or in the aggregate, have a material adverse effect on the operations, properties, assets, financial condition, results of operations or prospects of the Buyer, taken as a whole, or adversely affect their ability to carry out their respective obligations under this Agreement and any agreements entered into in connection herewith); or (v) require, on the part of the Buyer, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any Governmental Authority other than such filings, registrations, permits, licenses, consents, authorizations or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, financial condition, results, of operations or prospects of the Buyer, taken as a whole.

ARTICLE V
PRE-CLOSING COVENANTS

           5.01           Continuing Operation of Business.  The Seller covenants and agrees that the Seller will do or refrain from, as the case may be, the following, on and after the date of this Agreement and until the Closing hereunder (except as expressly permitted under this Agreement or upon the prior written consent of the Buyer, which will not be unreasonably withheld): (a) carry on the Business in the ordinary and regular course and not engage in any material transaction or material activity or enter into any material agreement or make any material commitment except in the ordinary and regular course of business consistent with past practice; (b) carry on the Business in all material respects in the same manner as currently conducted and consistent with past practices, and not institute or commit to institute any material new methods of operations; (c) not merge with, liquidate into or otherwise combine with any other business, person or entity; (d) preserve its corporate existence and business organization intact, and undertake in good faith to use commercially reasonable efforts to preserve in all material respects its relationships with customers, employees and others having business relations with it;

           5.02           Eagan Sublease.  The Seller agrees to sublease to Buyer the real property located at 2915 Waters Road, Suite 108, Eagan, MN 55121 on terms contained in the Sublease Agreement attached hereto as Exhibit 5.02, and to cooperate in obtaining the landlord’s consent to the sublease.

           5.03           Access.  For the purpose of conducting, at the Buyer’s expense, a financial, business and legal due diligence review of the Seller and its operations, the Seller agrees that it shall, with five (5) days prior notice, (1) provide the Buyer with such information as the Buyer may from time to time reasonably request with respect to the Seller and the transactions contemplated by this Agreement; (2) provide the Buyer and its officers, counsel and other authorized representatives access during regular business hours to the facilities, books, records, officers, employees, accountants (and the accounting work papers), lawyers and consultants of the Seller, as the Buyer may from time to time reasonably request; and (3) permit the Buyer to make such investigation thereof as the Buyer may reasonably request.

           5.04           Other Offers.  So long as this Agreement shall not have been terminated, the Seller shall not solicit or entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any of the Purchased Assets, except as contemplated by this Agreement.
           5.05           Transfer Taxes.  Each of the parties will use its reasonable, good faith efforts to legally minimize any sales, use and/or transfer Taxes associated with the transactions contemplated in this Agreement (collectively, the “Transfer Taxes”). The Buyer and the Seller shall share equally any such Transfer Taxes.

ARTICLE VI
POST-CLOSING COVENANTS

           6.01           Post-Closing Access.  For a period not to exceed six (6) months after the Closing Date, and upon reasonable notice, the Buyer will provide the Seller with reasonable access to the Purchased Assets to the extent needed by the Seller to facilitate the transition of the Seller’s operations after the Closing and the preparation of Tax, financial and other records.

           6.02           Web Site Traffic.  Following the Closing, the Buyer shall have an ongoing right to re-direct traffic from the Seller’s website to the Buyer’s website.  In addition, the Buyer shall have the right to change, alter and modify web site content.  The Seller agrees not to shut down any of the Seller’s web domains at any time without first providing the Buyer with sixty (60) days prior notice, which notice shall include an offer for the Buyer to assume the domain(s) being shut down for no additional consideration.  The Seller shall have the full right to use the domain name www.hdii.com.

           6.03           Seller Name.  Following the Closing, the Seller shall have the right to rename its corporate entity “HDI Company.”

           6.04           Confidential Information.  The Seller and the Buyer hereby agree that the terms of this Agreement shall be kept confidential unless the disclosure of such is authorized in advance and in writing by the non-disclosing party hereto.

ARTICLE VII
INDEMNIFICATION

           7.01           Certain Definitions.  As used in this Agreement:

(a)           “Claim” or “Claims” means a claim for Losses asserted by Buyer or by the Seller under this Article VII.

(b)           “Finally Resolved” means that the amount due to Buyer or the Seller, as the case may be, has been finally determined under the provisions of Section 7.04, by agreement of the parties, or by the decision of a court of competent jurisdiction from which there is no further appeal.

(c)           “Loss” or “Losses” means claims, losses, liabilities, damages, costs (including court costs) and expenses (including the reasonable fees of attorneys and accountants). Any Losses shall be computed net of any insurance or other recovery received by the Buyer or the Seller, as the case may be.

           7.02           Indemnification.

(a)           The Seller shall indemnify Buyer for the amount of any Losses suffered or incurred by Buyer arising out of or with respect to (i) any breach or inaccuracy of any representation or warranty contained in Article III or in the closing certificate delivered pursuant to Section 8.05(a); (ii) any breach of or noncompliance by the Seller of any covenant or agreement made by the Seller in this Agreement or in any document signed on behalf of the Seller and delivered on its behalf at the Closing; or (iii) any Excluded Liability.

(b)           The Buyer shall indemnify the Seller for the amount of any Losses suffered or incurred by the Seller arising out of or with respect to (i) any breach or inaccuracy of any representation or warranty contained in Article IV or in the closing certificate delivered pursuant to Section 8.06(a); (ii) any breach of or noncompliance by the Buyer of any covenant or agreement made by the Buyer in this Agreement or in any document signed on behalf of the Buyer and delivered on its behalf at the Closing; or (iii) any Assumed Liability.

           7.03           Limitations.

(a)           No party shall be entitled to payment for any Loss under Section 7.02 until the aggregate of the Losses claimed by the claiming party first exceeds $10,000.00 (the “Deductible”), but once that threshold has been reached, Claims may be asserted by the claiming party from the first dollar. Any individual Claim that does not equal or exceed $1,000 (the “Minimum Claim Amount”) shall not be counted toward reaching the Deductible. The indemnified party shall only be entitled to payment under this Section 7.03 if the Deductible threshold is attained by aggregating Claims that each meet the Minimum Claim Amount. Nothing herein is intended to restrict a party’s ability to file a Claim; provided, however, that no obligation, if any, to make payments hereunder, will be made on any claim until the Deductible has been met.

(b)           The representations and warranties contained in this Agreement shall survive the Closing, notwithstanding any investigation or examination of the Seller by the Buyer.  Claims under Section 7.02 may be asserted by Buyer only prior to the expiration of twenty-four (24) months after the Closing Date, except for Claims based on Taxes (Section 3.05) which may be made until the expiration of the longest statute of limitations applicable to such Claim, plus 90 days.  Claims under Section 7.02 may be asserted by the Seller only through the date of final payment of the Purchase Price.

7.04           Procedure for Claims.  The person seeking indemnification (the “Claiming Party”) must assert any claims against the party from whom indemnification is sought (the “Indemnifying Party”) as promptly as practicable and prior to the expiration of the applicable survival period allowed by Section 7.03(b).  Each notice of a Claim must be given as provided in Section 10.02 of this Agreement, set forth in reasonable detail the basis for the Claim (to the extent then known), and cite the section of this Agreement under which the Claim arises.  Within 30 days after the receipt of a Claim, the Indemnifying Party must give the Claiming Party notice that the Indemnifying Party either agrees with the Claim or disputes it.  If no notice is given within that period, the Indemnifying Party shall be conclusively presumed to have agreed with the Claim.  If the Indemnifying Party timely objects to the Claim, the parties shall negotiate in good faith to determine the amount, if any, of the Loss.  If no resolution of the Claim has occurred within 90 days after the receipt of the Claim, then either party may institute binding arbitration proceedings to resolve the Claim.  Any such arbitration proceedings shall be held in Minneapolis, Minnesota, and shall be determined in accordance with the rules of the American Arbitration Association, by a single arbitrator.  The decision of such arbitrator shall be binding on the parties, and may be entered into the records of any court of competent jurisdiction.

           7.05           Payment.

(a)           When a Claim asserted against the Seller under Section 7.02(a) has been Finally Resolved, the Seller shall pay the amount due to the Buyer within 10 days after the Buyer has given written notice making demand for such payment.  The Buyer shall be entitled to offset any Claim against the Seller that results in a Loss against any Purchase Price amounts due if such amounts are not paid within the foregoing period.  Any amounts not paid within such period shall accrue interest until paid, at the highest legal rate permitted under the laws of the State of Minnesota.

(b)           When a Claim asserted against the Buyer under Section 7.02(b) has been Finally Resolved, the amount due shall be paid by the Buyer within 10 days after the Seller has given written notice making demand for such payment. Any amounts not paid within such period shall accrue interest until paid, at the highest legal rate permitted under the laws of the State of Minnesota.

           7.06           Third Party Action.  When a Claim by Buyer arises out of the claim of a third party (the “Third Party Action”), then the Seller may, at its expense, assume the defense thereof by prompt written notice to the Buyer.  If the Seller cannot or does not elect this option, the Buyer shall defend or settle the Third Party Action in Buyer’s sole discretion.  Where the Seller has undertaken to defend the Third Party Action, (1) the Buyer may participate, at its own expense, in any and all proceedings related to the Third Party Action and shall be entitled to receive copies of all notices and pleadings or other submissions in any judiciary or regulatory proceeding; (2) there shall be no settlement of the Third Party Action without the prior written consent of the Buyer, which shall not be unreasonably withheld; and (3) the Seller shall be subrogated to all rights and remedies of Buyer.  All parties to this Agreement shall cooperate in the defense of Third Party Actions and shall furnish such records, information and testimony, and shall attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

           7.07           Exclusive Remedy.  Except for common law fraud or similar claims of intentional misconduct, the Buyer and the Seller acknowledge and agree that the indemnification provisions in this Article VII shall be their sole and exclusive remedy with respect to claims arising out of the transactions contemplated by this Agreement, and neither party shall assert any claim against another party relating hereto or based hereon except by exercising its rights under this Article VII.

ARTICLE VIII
THE CLOSING

           8.01           Time, Date and Place of Closing.  The deliveries contemplated by this Agreement to be made at the Closing shall be made by overnight delivery to the offices of the Buyer on or before August 24, 2011, or such other manner, date and location as may be mutually agreeable.  The date on which the last of such deliveries occurs is hereinafter referred to as the “Closing Date,” and the events comprising such deliveries are hereinafter collectively referred to as the “Closing.”  The Closing shall take place on August 24, 2011 at 2:00 P.M. Central Daylight Time at 2915 Waters Road, Suite 108, Eagan, MN  55121 or by such other manner, date and location as may be mutually agreeable. All times referred to herein shall be local times in Minneapolis, Minnesota.

           8.02           Events Comprising the Closing.  The Closing shall not be deemed to have occurred unless and until all documents set forth herein shall have been delivered, and none of these items shall have been deemed to be delivered unless and until all of them have been delivered.

           8.03           Conditions to Obligations of Buyer.  The obligations of Buyer to make the deliveries under this Article VIII and to close this transaction are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by Buyer:

(a)           The representations and warranties of the Seller contained in Article III hereof shall be true in all material respects as of the date when made and as of the Closing Date as if made on such date.

(b)           The Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)           No Governmental Authority with jurisdiction over the subject matter hereof shall have to Seller’s actual knowledge instituted any action, suit or proceeding or given notice of its intentions to do so, which has a material and adverse effect on the transactions contemplated by this Agreement.

(d)           The Buyer shall have completed a review in form and scope satisfactory to the Buyer of the Business and other financial and legal matters with respect to the Seller and, on the basis of such review, nothing material shall have come to the attention of the Buyer that causes the Buyer to conclude, in its sole discretion (even if such conclusion is not reasonable), that the Seller has suffered any material adverse change with respect to the Business or the financial condition, assets or operations of the Seller or the Business, or that the transactions completed by this Agreement are not in Buyer’s best interest.

(e)           Since the date of this Agreement and prior to the Closing, there shall have been no event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a material adverse effect on the condition, Business, assets (including, without limitation, the Purchased Assets), liabilities or results of operations of the Seller.

(f)           All governmental approvals and/or regulatory filings legally required (if any) for the consummation of this transaction shall have been obtained or made, as applicable.

(g)           All agreements, certificates, opinions and other documents delivered by the Seller to the Buyer hereunder shall be in form and substance reasonably satisfactory to the Buyer.

(h)           The Buyer shall have received certified copies of the resolutions of the disinterested members of the board of directors and the shareholders of the Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions herein contemplated.

(i)           The Buyer shall have negotiated an acceptable Sublease Agreement with the Seller including the consent of the existing Landlord to such Sublease Agreement , pursuant to Section 5.02 hereof.

           8.04           Conditions to Obligations of the Seller.  The obligations of the Seller to make the deliveries under this Article VIII and to close the transactions contemplated herein are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the Seller:

(a)           The representations and warranties of Buyer in Article IV hereof shall be true in all material respects as of the date when made and as of the Closing Date as if made on such date.

(b)           Buyer shall have performed and complied with in all material respects all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)           No Governmental Authority with competent jurisdiction over the subject matter hereof shall have instituted any action, suit or proceeding or given notice of its intentions to do so, which in the reasonable opinion of the Seller and its counsel has a material and adverse effect on the transactions contemplated by this Agreement.

(d)           All governmental approvals legally required (if any) for the consummation of this transaction shall have been obtained.

(e)           All agreements, certificates, opinions and other documents delivered by the Buyer to the Seller hereunder shall be in form and substance reasonably satisfactory to the Seller including, without limitation, a new real property lease as contemplated in Section 5.02 hereof.

(f)           The Seller shall have received certified copies of the resolutions of the board of directors of the Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions herein contemplated.

           8.05           Deliveries by the Seller at Closing.  Delivery by the Seller of the following at the Closing shall be a condition to the obligations of the Buyer under this Agreement:

(a)           a certificate dated the Closing Date executed by the Chief Executive Officer of the Seller certifying that (1) the representations and warranties of the Seller hereunder are true and correct in all material respects on the Closing Date as if made on and as of such date or if not, to what extent they are not, (2) the Seller has performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, and (3) the applicable conditions precedent to the obligations of the Seller hereunder have been fulfilled or waived;

(b)           certificates for the Seller from the Secretary of State of each of its states of incorporation and qualification, stating that it is in good standing, and that it is not delinquent in the payment of any state Tax then due. Each such certificate shall be dated within 10 days of the Closing Date;

(c)           certified copies of the resolutions of the disinterested members of the board of directors and the shareholders of the Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions herein contemplated;

(d)           the Sublicense Agreement executed by the Seller;

(e)           a Bill of Sale for the Purchased Assets, substantially in the form attached hereto as Exhibit 8.05; and

(f)   executed Sublease Agreement signed by representatives of Buyer and Seller including consent of existing Landlord.

           8.06           Deliveries by the Buyer at Closing.  Delivery by the Buyer of the following at Closing shall be a condition to the obligations of the Seller under this Agreement:

(a)           a certificate dated the Closing Date executed by the Chief Executive Officer of the Buyer certifying that (1) the representations and warranties of the Buyer in this Agreement are true and correct in all material respects on the Closing Date as if made on and as of such date or if not, to what extent they are not, (2) the Buyer has performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, and (3) the applicable conditions precedent to the obligations the Buyer under this Agreement have been fulfilled or waived;

(b)           certified copies of the resolutions of the board of directors of the Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions herein contemplated;

(c)           the Sublicense Agreement executed by the Buyer;

(d)           the Security Agreement executed by the Buyer;

(e)           the Promissory Note executed by the Buyer;

(f)           the resignation of Dr. Jay Cohn from the Seller’s board of directors effective as of the Closing Date.

ARTICLE IX
TERMINATION AND ABANDONMENT

           9.01           Termination and Abandonment.  This Agreement may be terminated at any time and the transaction abandoned at any time prior to the Closing under the following circumstances:
(a)           the mutual written agreement of the Seller and the Buyer;

(b)           by the Seller if the Closing has not occurred by ~~,~~September 30, 2011;

(c)           by the Buyer if the Closing has not occurred by September 30, 2011, 2011; or

(d)           by either party by written notice to the other if any action or proceeding shall have been instituted before any Governmental Authority, court or other governmental body or, to the knowledge of the party giving such notice, shall have been threatened formally in writing by any Governmental Authority with requisite jurisdiction, to restrain or prohibit the transactions contemplated by this Agreement or to subject one or more of the parties or their directors or their officers to liability on the grounds that it or they have breached any law or regulation or otherwise acted improperly in connection with such transactions (a “Governmental Objection”), and such action or proceeding shall not have been dismissed or such written threat shall not have been withdrawn or rescinded before September 30, 2011.

9.02           Rights and Obligations on Termination.  If this Agreement is terminated and abandoned as provided in this Article IX, each party will, at the request of the other, return all documents, work papers and other material of the requesting party, including all copies thereof, relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and all information received by any party to this Agreement with respect to the business of any other party shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information except as may be required by Law; provided, however, that this shall not apply to any document, work paper, material, or any other information which is a matter published in any publication for public distribution or filed as public information with any Governmental Authority or is otherwise in the public domain.

ARTICLE X
MISCELLANEOUS PROVISIONS

           10.01           Good Faith; Further Assurances; Further Cooperation.  The parties to this Agreement shall in good faith undertake to perform their obligations under this Agreement, to satisfy all conditions and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms of this Agreement.  Upon the execution of this Agreement and thereafter, the parties hereto shall do such things as may be reasonably requested by the other parties hereto in order more effectively to consummate or document the transactions contemplated by this Agreement.

           10.02           Notices.  All notices, communications and deliveries under this Agreement shall be made in writing, signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given, and shall be deemed given on the date delivered if delivered in person (or by nationally recognized overnight courier) or seven days after being mailed (with postage prepaid) if mailed certified mail, return receipt requested, and addressed as follows:

           To Buyer:                                Dr. Jay Cohn, Chairman
                                           Cohn Prevention Centers, LLC
                                           6500 City West Pkwy #101
                                           Eden Prairie, MN  55344

           To the Seller:                                           Mark N. Schwartz
Chairman and Chief Executive Officer
                                           Hypertension Diagnostics, Inc.
                                           10275 Wayzata Blvd., Suite 310
                                           Minnetonka, MN 55305

or to such representative or to such other address as the parties hereto may furnish to the other parties in writing. If notice is given pursuant to this Section 10.02 of a permitted successor or assign of a party to this Agreement, then notice shall be given as set forth above to such successor or assign of such party.

           10.03           Definition of Knowledge.  As used in this Agreement, the term “to the knowledge of the Seller” or “to the actual knowledge of the Seller” or any variations thereof, regardless of whether capitalized, shall mean actual awareness of facts, conditions or circumstances (without duty of inquiry) by officers and/or directors of the Seller.

           10.04           Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective legal representatives, heirs, successors and assigns. No assignment or transfer of rights and obligations hereunder shall be made except with the prior written consent of the parties hereto, except that the Buyer need not obtain the Seller’s consent to the Buyer’s assignment of rights and delegation of obligations under this Agreement to any acquirer of all or substantially all of the capital stock or assets of the Buyer; provided that such assignee expressly assumes such liabilities and obligations.

           10.05           Controlling Law; Venue; Amendment; Waiver.  This Agreement is executed in, and shall be construed in accordance with and governed by the laws of, the State of Minnesota, without giving effect to the principles of conflicts of law thereof.  Any conflicts arising hereunder shall be determined by the state or federal courts located in Minneapolis, Minnesota.  The Seller hereby expressly consents to the jurisdiction of the state and federal courts located in Hennepin County, Minnesota, United States of America, for any lawsuit filed there against it by the Buyer arising from or related to this Agreement.  The Seller hereby waives any argument that any such court lacks jurisdiction or that venue in such forums is not convenient.  In the event that the Seller commences any action in another jurisdiction or venue arising under this Agreement, the Buyer shall, at its option, be entitled to have the case transferred to one of the jurisdictions and venues above-described, or if such transfer cannot be accomplished under applicable law, to have such case dismissed without prejudice.  The Seller further agrees that any judgment entered by any court pursuant to this Agreement shall be enforceable in a court located in the jurisdiction of the Seller’s legal residence.  No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.  This Agreement may not be altered or amended except in a writing signed by Buyer and the Seller.  No waiver by any party hereto of any condition, or of the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, warranty, representation, agreement or covenant herein contained.

           10.06           Counterparts; Entire Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.  This Agreement together with all Disclosure Schedules and exhibits hereto and all other agreements and undertakings provided for hereunder shall constitute the entire agreement of the parties and supersedes any and all prior agreements, oral or written, with respect to the subject matter contained herein.

           10.07           Expenses.  Except as may be otherwise provided herein, the Buyer and the Seller shall each pay their own costs and expenses incurred by such party or on such party’s behalf in connection with this Agreement and the transactions contemplated hereby.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer:                                                                           COHN PREVENTION CENTERS, LLC,
                                                                                       a Minnesota limited liability company

By:
Name: _____________________________
Title: ______________________________

Seller:                                                                           HYPERTENSION DIAGNOSTICS, INC.,
                                                                                        a Minnesota corporation

By:
Name: Mark N. Schwartz
Title: Chairman and CEO

LIST OF EXHIBITS:

EXHIBIT 1.01                                           -           Purchased Assets
EXHIBIT 1.02                                           -           Excluded Assets
EXHIBIT 1.05                                           -           License Agreement
EXHIBIT 2.02                                           -           Promissory Note and Security Agreement
EXHIBIT 2.04                                           -           Purchase Price Allocation
EXHIBIT 5.02                                           -           Sublease Agreement
EXHIBIT 8.05                                           -           Bill of Sale

DISCLOSURE SCHEDULE:

SCHEDULE 1.04                                -           Assumed Lease
SCHEDULE 3.02                                -           Compliance With Laws
SCHEDULE 3.03                                -           Financial Matters
SCHEDULE 3.04                                -           Absence of Certain Changes and Events
SCHEDULE 3.06                                -           Real Property
SCHEDULE 3.07                                -           Tangible Personal Property
SCHEDULE 3.08                                -           Required Governmental Licenses and Permits
SCHEDULE 3.10                                -           Contracts and Commitments
SCHEDULE 3.11                                -           Litigation
SCHEDULE 3.12                                -           Intellectual Property Rights